Exhibit 99.1

On July 29, 2019, Mylan N.V. (“Mylan” or the “Company”) hosted a conference call and live webcast to discuss, among other things, the Company’s results of operations and financial condition for the quarter ended June 30, 2019. A transcript of the portion of this call and webcast that spoke to the Company’s results of operations and financial condition for the quarter ended June 30, 2019, is set forth below.    Please see the Appendix to this Exhibit 99.1 for more important information about forward-looking statements and about non-GAAP financial measures, including reconciliations to the most directly comparable measures presented in accordance with accounting principles generally accepted in the United States.

Melissa Trombetta – Mylan N.V. – Head of Global IR

Mylan will now discuss its second quarter results. First, I will discuss certain of our results on a U.S. GAAP basis, and then I will turn the call over to Ken.

For the quarter, segment profitability grew 22% for North America, decreased 18% for Europe and decreased 2% for Rest of World. R&D costs decreased 29% and SG&A increased 7% in the quarter.

For the quarter, we reported a net loss of $169 million and a loss per share of $0.33. Net cash provided by operating activities for the 3 months ended June 30 was $669 million, an increase of $239 million compared to the prior year.

In addition, we will be referring to certain actual and projected financial metrics for Mylan on an adjusted basis, which are non-GAAP financial measures. We’ll refer to these measures as adjusted and present them in order to supplement your understanding and assessment of our financial performance. Non-GAAP measures should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP.

For the most directly comparable GAAP measures as well as the reconciliations of the non-GAAP measures to those GAAP measures are available in our second quarter earnings release or supplemental earnings slides as well as on our website.

Mylan is not providing forward-looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see the appendix in our earnings materials posted on our website this morning.

With that, I’d like to turn the call back over to Ken.

Kenneth Scott Parks – Mylan N.V. – CFO

Good morning, everyone. I’ll take a few minutes to provide a quick overview of our financial results for the second quarter.

Total revenues of $2.85 billion were 2% higher than the prior year. Excluding the negative impact of foreign exchange, total revenues grew 5%, with all segments contributing to the year-over-year growth. The increase was primarily driven by new product sales of approximately $340 million, with the majority of these sales coming from Fulphila and Wixela in our North American segment. This growth helped to offset the decreases in net sales from existing products as a result of lower volumes, and to a lesser extent, pricing, which has continued to stabilize in line with our expectations.

Moving to segment profitability. Excluding approximately $94 million in 2019 and $87 million in 2018 relating to the Morgantown restructuring and remediation program, North America grew 19%, which reflects contributions from new product sales, partially offset primarily by impacts from lower volumes on existing products.

Europe was down 3%, excluding $37 million of expenses related to the impact of the termination of the contract and certain inventory write-offs in the quarter. Rest of World was down 2% versus the prior year. Both Europe and Rest of World declines reflect expected incremental investments in selling and marketing versus 2018 as well as unfavorable impacts from foreign exchange.

Adjusted R&D costs were down 17% compared to 2018 for the second quarter due to reprioritization of global programs and timing of program spend.

For 2019, we remain committed to investing approximately 5% of total revenues in R&D to fund the long-term health of our business.

During the quarter, total adjusted SG&A increased 13% compared to the second quarter of 2018, reflecting incremental investments in selling and marketing, offset by benefits from ongoing integration activities.

For the remainder of 2019, we’ll continue to make our investments as efficiently as possible, monitoring and managing such costs to support our top line expectations. For the quarter, we reported adjusted net earnings of $533 million and adjusted EPS of $1.03.

The year-over-year decline reflects the necessary incremental investments in selling and marketing activities already discussed.

Adjusted free cash flow for the quarter was $724 million, an increase of $63 million compared to the prior year. We expect strong cash flow in the second half of the year, more heavily weighted to Q4, driven by the results of targeted initiatives to drive working capital velocity improvements. At the end of Q2 2019, we reduced our debt to adjusted EBITDA leverage ratio to 3.9x, which was favorable to our expectations and in compliance with our covenant requirements.

As previously communicated, our capital deployment priority is focused on deleveraging throughout the year. We repaid approximately $550 million in scheduled maturities during the second quarter and continue to expect to repay at least $1.1 billion of debt by the end of 2019. We remain fully committed to our deleveraging strategy and to our investment-grade credit rating.

Finally, as you saw in those materials, we are reaffirming our full year 2019 guidance for total revenues of $11.5 billion to $12.5 billion. In addition, we expect full year adjusted EPS to be in the range of $3.80 to $4.80 and adjusted free cash flow in the range of $1.9 billion to $2.3 billion.

Appendix to Exhibit 99.1

Non-GAAP Financial Measures

This transcript includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“U.S. GAAP”). These non-GAAP financial measures, including, but not limited to, constant currency total revenues, adjusted segment profitability for North America, adjusted segment profitability for Europe, adjusted R&D, adjusted SG&A, adjusted net earnings, adjusted earnings per share (“adjusted EPS”), adjusted free cash flow and debt to adjusted EBITDA leverage ratio are presented in order to supplement investors’ and other readers’ understanding and assessment of the financial performance of Mylan N.V. (“Mylan” or the “Company”). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants and assess the Company’s ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measures of “constant currency” total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The “Summary of Total Revenues by Segment” table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters ended June 30, 2019 and 2018 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

For additional information regarding the components and uses of Non-GAAP financial measures refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended June 30, 2019 (the “Form 10-Q”).

Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Forward-Looking Statements

This transcript contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, reaffirming our 2019 financial guidance and business outlook; that for 2019, we remain committed to investing approximately 5% of total revenues in R&D to fund the long-term health of our business; that for the remainder of 2019, we’ll continue to make our investments as efficiently as possible, monitoring and managing such costs to support our top line expectations; that we expect strong cash flow in the second half of the year, more heavily weighted to Q4, driven by the results of targeted initiatives to drive working capital velocity improvements; that as previously communicated, our capital deployment priority is focused on deleveraging throughout the year; that we continue to expect to repay at least $1.1 billion of debt by the end of 2019; and that we remain fully committed to our deleveraging strategy and to our investment-grade credit rating and any other statements about Mylan’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target,” “seek,” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: with respect to the proposed combination of Mylan and Upjohn Inc. (“Upjohn”), Pfizer Inc.’s off-patent branded and generic established medicines business (the “Combination”), the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, changes in relevant tax and other laws, the parties’ ability to consummate the Combination, the conditions to the completion of the Combination, including receipt of approval of Mylan’s shareholders, not being satisfied or waived on the anticipated timeframe or at all, the regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule or at all, the integration of Mylan and Upjohn being more difficult, time consuming or costly than expected, Mylan’s and Upjohn’s failure to achieve expected or targeted future financial and operating performance and results, the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination within the expected time frames or at all or to successfully integrate Mylan and Upjohn, customer loss and business disruption being greater than expected following the Combination, the retention of key employees being more difficult following the Combination, changes in third-party relationships and changes in the economic and financial conditions of the business of Mylan or Upjohn; actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our or Upjohn’s products; any regulatory, legal or other impediments to Mylan’s or Upjohn’s ability to bring new products to market, including, but not limited to, where Mylan or Upjohn uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and Mylan’s or Upjohn’s ability to execute on new product opportunities; any changes in or difficulties with our or Upjohn’s manufacturing facilities, including with respect to remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our or Upjohn’s financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan’s acquisition of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our or Upjohn’s information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions, strategic initiatives or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Mylan N.V. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions)	2019	2018	% Change	2019 Currency Impact (1)	2019 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,023.4	$1,000.8	2%	$2.2	$1,025.6	2%
Europe	989.6	990.6	—%	59.5	1,049.1	6%
Rest of World	805.2	764.1	5%	31.9	837.1	10%

Total net sales	2,818.2	2,755.5	2%	93.6	2,911.8	6%
Other revenues (3)	33.3	52.8	(37)%	0.7	34.0	(36)%

Consolidated total revenues (4)	$2,851.5	$2,808.3	2%	$94.3	$2,945.8	5%

(1)	Currency impact is shown as unfavorable (favorable).
(2)

The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2019 constant currency net sales or revenues to the corresponding amount in the prior year.

(3)

For the three months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $19.1 million, $3.8 million, and $10.4 million, respectively. For the six months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $41.2 million, $8.5 million, and $18.5 million, respectively.

(4)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP R&D	$147.6	$206.7	$320.2	$411.6
Deduct:
Acquisition related costs	—	(0.4)	(0.3)	(0.5)
Restructuring and related costs	—	(11.8)	(0.1)	(16.7)
Purchase accounting amortization and other related items	—	(0.1)	—	(0.1)
Share-based compensation expense	(0.9)	—	(1.0)	—
Other special items	(27.1)	(50.5)	(60.2)	(97.1)

Adjusted R&D	$119.6	$143.9	$258.6	$297.2

Adjusted R&D as % of total revenues	4%	5%	5%	5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP SG&A	$668.6	$623.3	$1,276.5	$1,230.8
Deduct:
Acquisition related costs	(3.9)	(9.1)	(11.2)	(11.1)
Restructuring and related costs	(11.3)	(23.6)	(16.6)	(59.7)
Purchase accounting amortization and other related items	—	(2.9)	—	(5.3)
Share-based compensation expense	(15.4)	—	(33.3)	—
Other special items	(10.8)	(32.1)	(24.7)	(33.9)

Adjusted SG&A	$627.2	$555.6	$1,190.7	$1,120.8

Adjusted SG&A as % of total revenues	22%	20%	22%	20%

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings and U.S. GAAP EPS to Adjusted EPS

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts)	2019		2018		2019		2018
U.S. GAAP net (loss) earnings and U.S. GAAP EPS	$(168.5)	$(0.33)	$37.5	$0.07	$(193.5)	$(0.38)	$124.6	$0.24
Purchase accounting related amortization (primarily included in cost of sales) (a)	440.0		430.3		875.4		853.7
Litigation settlements and other contingencies, net	20.9		(46.4)		21.6		(30.2)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	6.9		9.2		14.2		18.9
Clean energy investments pre-tax loss	16.2		23.0		33.2		46.0
Acquisition related costs (primarily included in SG&A) (b)	5.5		10.2		13.6		12.5
Restructuring related costs (c)	57.6		76.1		77.5		121.5
Share-based compensation expense (d)	16.8		—		34.8		—
Other special items included in:
Cost of sales (e)	112.1		64.0		197.2		74.0
Research and development expense (f)	27.1		50.5		60.2		97.1
Selling, general and administrative expense	10.8		32.1		24.7		33.9
Other expense, net (g)	—		6.8		—		24.2
Tax effect of the above items and other income tax related items (h)	(12.6)		(141.8)		(204.2)		(329.1)

Adjusted net earnings and adjusted EPS	$532.8	$1.03	$551.5	$1.07	$954.7	$1.85	$1,047.1	$2.03

Weighted average diluted ordinary shares outstanding	516.3		516.3		516.5		516.6

Significant items for the three and six months ended June 30, 2019 include the following:

(a)	The increase in purchase accounting related amortization is primarily due to amortization expense related to certain product rights acquisitions which occurred in 2018 and 2019.
(b)	Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(c)

For the three months ended June 30, 2019, approximately $46.3 million is included in cost of sales and $11.3 million is included in SG&A. For the six months ended June 30, 2019, approximately $60.8 million is included in cost of sales, approximately $0.1 million is included in R&D, and approximately $16.6 million is included in SG&A. Refer to Note 17 Restructuring included in Part I, Item 1 of the Form 10-Q for additional information.

(d)

Beginning in 2019, share-based compensation expense is excluded from adjusted net earnings and adjusted EPS. The full year impact for the year ended December 31, 2018 was insignificant. As such, the three and six months ended June 30, 2018 amounts were not added back to U.S. GAAP net earnings.

(e)

The three months ended June 30, 2019 increased $48.1 million primarily related to the impact of the Valsartan product recall, the termination of a contract and certain other inventory write-offs. The six months ended June 30, 2019 increased $123.2 million for certain incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant and the items also impacting the change for the three-month period.

(f)

R&D expense for the three months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $23.4 million, which includes $18.4 million related to the expansion of the YUPELRI® agreement with Theravance, and the remaining expense relates to on-going collaboration agreements. R&D expense for the six months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $46.7 million, including $18.4 million for the expansion of the YUPELRI® agreement and $23.3 million related to non-refundable upfront licensing amounts for a product in development. The remaining expense relates to on-going development collaborations. Refer to Note 4 Acquisitions and Other Transactions included in Part I, Item 1 of the Form 10-Q for additional information. R&D expense for the three months ended June 30, 2018 includes two non-refundable upfront payments totaling approximately $30.5 million for development agreements entered into during the quarter, and the remaining expense relates to on-going collaboration agreements, including Momenta Pharmaceuticals, Inc. For the six months ended June 30, 2018, R&D expense includes $73.5 million related to four non-refundable upfront payments for development agreements entered into during the prior year period.
(g)

The 2018 amount primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

(h)	The impact of changes related to uncertain tax positions is excluded from adjusted earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
U.S. GAAP net cash provided by operating activities	$668.9	$430.2	$629.2	$1,052.0
Add / (Deduct):
Restructuring and related costs (e)	56.5	95.9	140.2	127.4
Financing related expense	—	2.6	—	2.6
Corporate contingencies	(6.6)	110.2	(6.6)	110.2
Acquisition related costs	—	2.2	—	3.7
R&D expense	29.8	60.5	66.0	100.0
Other	19.2	5.0	19.2	5.0

Adjusted net cash provided by operating activities	$767.8	$706.6	$848.0	$1,400.9

Deduct:
Capital expenditures	(44.1)	(45.2)	(97.2)	(75.9)

Adjusted free cash flow	$723.7	$661.4	$750.8	$1,325.0

(e)

For the three and six months ended June 30, 2019 includes approximately $44.9 million and $100.8 million, respectively, of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown plant.

Reconciliation of EBITDA and Adjusted EBITDA

	Three Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
U.S. GAAP net earnings (loss)	$176.7	$51.2	$(25.0)	$(168.5)
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	12.6	20.1	17.0	16.2
Income tax provision (benefit)	15.5	25.8	(89.5)	116.4
Interest expense	136.2	135.2	131.2	131.2
Depreciation and amortization	500.6	608.9	500.5	501.4

EBITDA	$841.6	$841.2	$534.2	$596.7
Add / (deduct) adjustments:
Share-based compensation (income) expense	(29.2)	5.3	18.0	16.8
Litigation settlements and other contingencies, net	(20.4)	1.1	0.7	20.9
Restructuring & other special items	143.9	158.9	157.3	213.0

Adjusted EBITDA	$935.9	$1,006.5	$710.2	$847.4

June 30, 2019 Notional Debt to Twelve Months Ended June 30, 2019 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements (“Credit Agreement Adjusted EBITDA”) Leverage Ratio

The stated non-GAAP financial measure June 30, 2019 notional debt to twelve months ended June 30, 2019 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan’s adjusted EBITDA for the quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of June 30, 2019 pursuant to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company’s term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the “Credit Agreements”) as compared to Mylan’s June 30, 2019 total debt and other current obligations at notional amounts.

	Three Months Ended				Twelve Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	June 30, 2019
Mylan N.V. Adjusted EBITDA	$935.9	$1,006.5	$710.2	$847.4	$3,500.0
Add: other adjustments including estimated synergies					41.6

Credit Agreement Adjusted EBITDA					$3,541.6

Reported debt balances:
Long-term debt, including current portion					$13,264.1

Short-term borrowings and other current obligations					328.0

Total					$13,592.1

Add / (deduct):
Net discount on various debt issuances					34.0
Deferred financing fees					67.6
Fair value adjustment for hedged debt					(24.0)

Total debt at notional amounts					$13,669.7

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.9